Exhibit 10.7

CONFIDENTIAL— Execution Copy

LICENSE AGREEMENT AMENDMENT NO. 1*

This Amendment No.°1 (the “Amendment No. 1”) is entered into on September 12, 2007 (the “Amendment Date”) by and between Radius Health Inc., a Delaware Corporation, formerly known as Nuvios, Inc. with its principal office at 300 Technology Square — 5th floor, Cambridge, MA 02139, United States of America, on behalf of itself and its Affiliates (“Radius”), and SCRAS S.A.S., a French corporation, with its principal office at 42 rue du Docteur Blanche, 75016 Paris, France on behalf of itself and its Affiliates (“Ipsen”).

RECITALS

1.                           Ipsen and Radius (the “Parties”) entered into the certain license agreement as of September 27, 2005 (the “Agreement”).

2.                           The Parties wish to enter into this Amendment No. 1 to amend certain provisions of the Agreement in connection with the grant by Radius to Novartis International Pharmaceutical Ltd. (“Novartis”) of certain option rights to take a sublicense from Radius.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment No. 1, the Parties agree as follows:

ARTICLE 1  —  CONDITIONS PRECEDENT

This Amendment No. 1 shall enter into force upon the completion of the following cumulative conditions precedent:

1.1          Radius and Novartis enter into an option agreement whereby Novartis will have an option to license certain intellectual property rights from Radius under terms and conditions to be agreed (the “Option Agreement”); and

1.2          Radius and Novartis agree on the terms of a fully-fledged license agreement which will be attached to the Option Agreement (the “Radius-Novartis Agreement”) as set forth in the Option Agreement; and

1.3          Novartis exercises its option under the Option Agreement within [*] ([*]) months after Novartis has received the Study Report (as defined in the Option Agreement) and Radius and Novartis execute the Radius-Novartis Agreement.

In the event the condition precedent in paragraph 1.1 is not completed by 31 December 2007, or the condition precedent in paragraph 1.2 is not completed by 31 March 2008 or the condition precedent in paragraph 1.3 is not completed as set forth above, this Amendment No. 1 shall be deemed null and void at the later date relating to the completion of these three conditions precedent as set forth above.

ARTICLE 2  —  AMENDMENTS TO CERTAIN PROVISIONS OF THE AGREEMENT

2.1          Third Party Payments. Section 4.3 of the Agreement is amended to read in full as follows:

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

“4.3 Adjustments Related to Third Party Payments. If, in connection with any Licensed Compound or Licensed Product, Nuvios is obligated to remit payments to third parties in relation to intellectual property rights owned by such third parties including when Nuvios is obliged to license in formulation technology from third party for use with the Licensed Product and/or as determined pursuant to Article 11.7 of this Agreement Nuvios shall be permitted to offset against payments due to Ipsen under this Agreement up to [*] percent ([*]%) of any payments due to such third parties during any calendar year, provided however that this offset does not result in a reduction of more than [*]% of the royalty payments that would otherwise have been due to Ipsen in any calendar year.

If (i) in connection with any Licensed Compound or Licensed Product, Novartis is obligated to remit payment to third parties in relation to intellectual property rights owned by such third parties including when Novartis is obliged to license in formulation technology from third party for use with the Licensed Product and/or as determined pursuant to Article 11.7 of this Agreement (the “NVS Third Party Payments”) and (ii) pursuant to the Radius-Novartis Agreement, Novartis is entitled to deduct part or all of NVS Third Party Payments from the payments due by Novartis to Nuvios (the “Novartis Deduction”), Nuvios shall be permitted to offset against royalty payments due to Ipsen under this Agreement up to [*] percent ([*]%) of the Novartis Deduction during any calendar year, provided however that (a) this offset does not result in a reduction of more than [*]% of the royalty payments that would otherwise have been due to Ipsen in any calendar year and (b) this offset is not superior to [*]% of the NVS Third Party Payments.

In no event shall the provisions of the two (2) above paragraphs be applied cumulatively and in no event shall any offset(s) pursuant to this Section 4.3 result in a reduction of more than [*]% of the royalty payments that would otherwise have been due to Ipsen in any calendar year.”

2.2          Royalty Term. Section 1.59 of the Agreement is amended to read in full as follows:

“1.59 Royalty Term shall mean for each Licensed Product and each country of the Territory, the later of (a) expiration of the last to expire Licensed Product Claim in such country with respect to such Licensed Product and (b) [*] ([*]) years from the First Commercial Sale in such country of such Licensed Product. Notwithstanding anything express or implied in the foregoing provisions of this definition, if, with respect to any Licensed Product in any country of the Territory, on the date that is [*] ([*]) years from the First Commercial Sale in such country of such Licensed Product, there is no Valid Claim of an issued patent within the Ipsen Patent Rights or the Joint Patent Rights that Covers such Licensed Product in such country, then the Royalty Term for such Licensed Product in such country shall automatically expire and terminate on such date.”

2.3          Payment of Share of Sublicense. Section 3.3 is revised to include the following text in the header to the right hand column of the table:

“Share payable within [*] ([*]) days following receipt of payments from Novartis under the Radius-Novartis Agreement. Nuvios shall issue the invoice to Novartis promptly upon the occurrence of the event triggering the payments and shall inform Ipsen promptly upon receipt of the corresponding payments from Novartis. In case of a failure of Novartis to pay the due sums to Nuvios within the delay as set forth in the Radius-Novartis Agreement, Nuvios shall pay the

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Share due to Ipsen within [*] ([*]) days upon expiry of the delay granted to Novartis for the payment due to Nuvios as set forth in the Radius-Novartis Agreement.”

2.4          Treatment of Sublicensee on Termination. A new Section 15.7 is added to the Agreement to read in full as follows:

“15.7 Sublicenses. Notwithstanding any provision of this Agreement to the contrary, in the event this Agreement is terminated by Ipsen pursuant to Section 15.2 and in the event such termination does not result from a material breach of Nuvios’ obligations which results from the performance or the lack of performance by Novartis of its obligations under the Radius-Novartis Agreement, Radius-Novartis Agreement shall be novated from Nuvios to Ipsen and shall become a direct license between Ipsen and Novartis under the following conditions: (i) Novartis agrees to such novation in a writing pursuant to which it acknowledges each of the statements in the following clauses (ii)-(iv), (ii) Ipsen shall have all Nuvios’ rights as provided in the Radius-Novartis Agreement; (iii) Ipsen shall not be bound by obligations towards Novartis in excess of its obligations as set forth in this Agreement including in particular but without limitation Ipsen shall not assume, and shall not be responsible to Novartis for any representations and warranties other than the ones stated in this Agreement, and (iv) Novartis shall remain bound by the terms and conditions of the Radius-Novartis Agreement as if the Radius-Novartis Agreement had been entered into by Ipsen and Novartis.”

2.5          Payments and Financial Reporting.

(a) Section 1.39 of the Agreement is amended to read in full as follows:

“Net Sales” means the net sales made by Nuvios, Novartis and any of their Affiliates or sublicensees (the “Selling Party”) of the Licensed Product sold to Third Parties other than sublicensees in bona fide, arm’s-length transactions, as determined in accordance with the Selling Party’s usual and customary accounting methods, which are in accordance with its Accounting Standards as consistently applied by such Selling Party: (a) in the case of any sale or other disposal of a Licensed Product between or among Novartis and its Affiliates or sublicensees, for resale, Net Sales shall be calculated only on [*]; (b) in the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated [*]; (c) in the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof other than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated on [*] or [*]; and (d) in the event the Licensed Product is sold as a Bundled Licensed Product, the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Bundled Licensed Product by the fraction, A/(A+B) where A is the [*] in a particular country of the Licensed Product when sold separately in finished form and B is the [*] in that country of the other Licensed Product(s) sold separately in finished form. In the event that such [*] cannot be determined for both the Licensed Product and the other Licensed Product(s) in Bundled Licensed Product, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the [*] each component, such agreement not to be unreasonably withheld. For the avoidance of doubt, sales between Novartis, its Affiliates, sublicensees and designees shall not be considered Net Sales (unless such Person is the end user of the Licensed Product), which shall be calculated on Net Sales of Novartis, its Affiliates, sublicensees and designees to independent third party customers.”

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

(b) Section 5.4 of the Agreement is revised to include the following text at the end of Section 5.4:

“Ipsen will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Nuvios, Nuvios will: (a) deduct such taxes from the payment made to Ipsen; (b) timely pay the taxes to the proper taxing authority; (c) promptly send proof of payment to Ipsen; and (d) promptly and reasonably assist Ipsen in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.”

(c) The first sentence of Section 5.2 of the Agreement is revised to read in full as follows:

“5.2 Payments and Reporting. After the First Commercial Sale of Licensed Product in the Territory, Nuvios shall calculate royalties quarterly at the end of each Accounting Period (i.e., March 31, June 30, September 30 and December 31) and shall pay royalties on Net Sales quarterly within [*] ([*]) days after the end of each Accounting Period. Nuvios may delay the payment of royalties on Net Sales until a maximum of [*] ([*]) days after the end of each Accounting Period provided that Nuvios shall pay to Ipsen interest on such late payment between the [*] and the effective date of payment of the royalties, at the rate of EURIBOR 1 month plus [*]% on sales in EURO and LIBOR 1 month USD plus [*]% on sales in USD.”

2.6          No other changes. Except to the extent expressly amended by this Amendment No. 1, all of the terms, provisions and conditions of the Agreement remain unchanged and in full force and effect. The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Amendment No. 1.

ARTICLE 3  —  MISCELLANEOUS

3.1          Duration. This Amendment No.1 shall enter into force as set forth in Article 1 and shall remain in full force and effect until the Agreement is terminated, provided however that Articles 2.4 and 3.3 of this Amendment No. 1 shall survive any expiry or termination of the Agreement.

3.2          Definitions. Capitalized terms used in this Amendment No. 1 and not defined herein are used with the meanings ascribed to them in the Agreement.

3.3          Execution Copy. This Amendment No. 1 may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be executed by their respective duly authorized officers, and have duly delivered and executed this Amendment No. 1 as of the Amendment Date.

RADIUS HEALTH INC.		SCRAS S.A.S

By:	/s/ C. R. Lyttle	By:	/s/ Claire Giraut
Name:	C. Richard Lyttle	Name:	Claire Giraut
Title:	President & CEO	Title:	Director General

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.